EXHIBIT 10.2

Constellation Energy Partners LLC

2009 Omnibus Incentive Compensation Plan

Grant Agreement Relating to

2012 Performance Award—Executives (Cash)

Grantee:

Grant Date:                             , 2012

1. Grant of Performance Award.

(a) Grant. Constellation Energy Partners LLC, a Delaware limited liability company (the “Company”), hereby grants to you one Performance Award (the “Award”) under the Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is attached hereto as Appendix A and incorporated herein by reference as a part of this agreement (the “Grant Agreement”). The Award has a value of $             (the “Cash Value”). The Company and the Grantee acknowledge and agree that the Grant Agreement Relating to 2012 Performance Award – Executives dated April 5, 2012 by and between the Company and Grantee is terminated and shall have no further force and effect as of the date hereof.

(b) General. Capitalized terms used in this Grant Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2. Vesting of the Award. The Award shall fully vest on the earlier of (the earlier of such dates, the “Vesting Date”):

(a) December 31, 2012,

(b) a Change of Control, or

(c) a Qualifying Event.

3. Determination of Cash Payout Amount.

(a) For fiscal year 2012, the Performance Metrics shall be based on the quantities of natural gas and oil/natural gas liquids that the Company produces from January 1, 2012 through December 31, 2012. If a “Threshold,” “Target” or “Maximum” performance level of production is reached for one or both of the Performance Metrics (as set forth on Annex A), then the Award shall be paid in an amount equal to (a) the Cash Value multiplied by 50% multiplied by the corresponding percentage for the performance level achieved for the natural gas Performance Metric (but only if the “Threshold” performance level is achieved), plus (b) the Cash Value multiplied by 50% multiplied by the corresponding percentage for the performance level achieved for the oil/natural gas liquids Performance Metric (but only if the “Threshold” performance level is achieved), plus (c) the Cash Value multiplied by 50% multiplied by the corresponding percentage in excess of the “Target” performance level (100%) for the performance level achieved for the natural gas Performance Metric , plus (d) the Cash Value multiplied by 50% multiplied by the corresponding percentage in excess of the “Target” performance level (100%) for the performance level achieved for the oil/natural gas liquids Performance Metric. Amounts of production and the corresponding Cash Value percentage shall be interpolated on a linear basis between each performance level based on the actual amounts of production as set forth on Annex A.

(b) Prior to filing the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2012, the Committee shall determine the Performance Metrics results for purposes of this Grant Agreement, and the Cash Value related thereto shall be deemed earned as of December 31, 2012.

4. Payment of Award. If an Award is payable pursuant to Section 3(a), then the Award shall be paid in cash on January 2, 2014 by the Company or any Affiliate; provided, however, that (a) if a Qualifying Event specified in clause (1) or (2) of the definition thereof occurs before December 31, 2013, the Award shall be deemed to fully vest on such date at the “Target” performance level, and 100% of the Cash Value shall be paid (subject to Sections 8 and 9) in cash within ten (10) days after the date of such Qualifying Event (and Section 5.1(b) of the Employment Agreement shall not be applicable to the Award) and (b) if a Qualifying Event occurs after the applicable Vesting Date, the amount payable pursuant to Section 3 shall be paid (subject to Sections 8 and 9) in cash within ten (10) days after the date of such Qualifying Event, but in no event later than January 2, 2014.

5. Target-Level Bonus. For purposes of Sections 5.2(a), 5.3(a) and 5.3(b) of the Employment Agreement, if a Qualifying Event to which such Section is applicable occurs in 2012, 100% of the Cash Value shall be deemed the “Target-Level Bonus” referred to therein (including in defined terms used therein). For purposes of Sections 5.2(a) and 5.3(a) of the Employment Agreement, if a Qualifying Event to which such Section is applicable occurs in 2013, 100% of the Cash Value shall be deemed the “Target-Level Bonus” referred to therein (including in defined terms used therein).

6. Definitions. As used herein, the following terms shall have the following meanings:

(a) “Change of Control” has the meaning set forth in the Employment Agreement.

(b) “Employment Agreement” means that certain Amended and Restated Employment Agreement, effective April 5, 2012, between the Company and Grantee, as amended, restated or otherwise modified from time to time.

(c) “Operating Agreement” means that certain Second Amended and Restated Operating Agreement of the Company, dated as of November 20, 2006, as amended, restated or otherwise modified from time to time.

(d) “Performance Metrics” mean the achievement of one or more of the performance levels set forth in the table on Annex A attached hereto under the headings “Natural Gas Production” and “Oil/NGL Production”. The Performance Metrics shall be deemed achieved at the “Target” levels for each of the quarters in a year in which a Change of Control or Qualifying Event occurs.

(e) “Qualifying Event” means (1) death of Grantee, (2) delivery by the Company of a Disability Notice with respect to Grantee, (3) Involuntary Termination of Grantee, or (4) a PostRock Ownership Event (with each of the foregoing capitalized terms having the definitions therefore set forth in the Employment Agreement).

7. Forfeiture.

(a) Subject to Sections 2 and 7(b), any Award that is then unvested shall become forfeited, null and void on the date on which Grantee’s employment by the Company or its Affiliates is terminated.

(b) Notwithstanding anything to the contrary herein, if Grantee’s Employment Agreement provides for a treatment of the Award that differs from this Section 7, then the terms of the Employment Agreement shall control upon the termination of Grantee’s employment by the Company or its Affiliates.

(c) The Committee may, in its discretion, waive in whole or in part any forfeiture pursuant to this Section 7.

8. Termination of Employment. For all purposes of this Grant Agreement, Grantee shall be considered to have terminated employment with the Company when Grantee incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder. If any payment under this Grant Agreement would be subject to additional taxes under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then such payment shall be paid on the date that is six months after the date of Grantee’s termination of employment with the Company (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such payment can be paid under Section 409A of the Code without being subject to such additional taxes.

9. Withholding of Tax. The Company or any Affiliate is authorized to withhold from any payment due pursuant to this Grant Agreement or from any compensation or other amount owing to Grantee the amount (in cash, Units, other securities or other property) of any applicable taxes payable at the minimum statutory rate in respect of this Grant Agreement, the vesting or any payment or transfer under the Grant Agreement and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes, and in this regard, such withholding obligation may be satisfied by Grantee timely remitting (in cash, check or wire transfer) to the Company or the Internal Revenue Service, at the Company’s election, the amount of any such applicable taxes (as determined by the Company).

10. Limitations on Transfer. All rights under this Grant Agreement shall belong to Grantee alone and may not be transferred, assigned, pledged or hypothecated by Grantee in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment or similar process. Upon any attempt by Grantee to transfer, assign, pledge, hypothecate or otherwise dispose of such rights contrary to the provisions in this Grant Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

11. Binding Effect. This Grant Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under Grantee.

12. Rights of Grantee. Any benefits payable under Section 3 shall be provided from the general assets of the Company. Grantee’s rights arising under this Grant Agreement shall not rise above those of a general creditor of the Company.

13. Entire Agreement and Amendment. This Grant Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all of the covenants, promises, representations, warranties and agreements between the parties with respect to the Award granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby made null and void and of no further force and effect. Grantee and the Company agree that, with respect to the Award, the vesting provisions set forth in this Grant Agreement supersede, and govern and control over, any performance criteria achievement and vesting provisions set forth in the Plan.

14. Notices. Any notices given in connection with this Grant Agreement shall, if issued to Grantee, be delivered to Grantee’s current address on file with the Company, or if issued to the Company, be delivered to the Company’s principal offices.

15. Execution of Receipts and Releases. Payment of cash or other property to Grantee, or to Grantee’s legal representatives, heirs, legatees or distributees, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require Grantee or Grantee’s legal representatives, heirs, legatees or distributees, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall reasonably determine.

16. Reorganization of the Company. The existence of this Grant Agreement shall not affect in any way the right or power of the Company and its Affiliates or their respective unitholders, stockholders or other equity holders to make or authorize (a) any or all adjustments, recapitalizations, reorganizations or other changes in the respective capital structures or businesses of any of the Company and its Affiliates; (b) any merger or consolidation of any of the Company and its Affiliates; (c) any issue of bonds, debentures or securities affecting the Award or the rights thereof; (d) the dissolution or liquidation of any of the Company and its Affiliates, or any sale or transfer of all or any part of their assets or business; or (e) any other corporate act or proceeding, whether of a similar character or otherwise.

17. Certain Restrictions. By executing this Grant Agreement, Grantee acknowledges that he or she has received a copy of the Plan and agrees that Grantee will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the securities laws or any other applicable laws, rules or regulations or with this document or the terms of the Plan.

18. Amendment and Termination. No amendment or termination of this Grant Agreement that adversely affects the rights of the Grantee shall be made by the Company at any time without the prior written consent of Grantee.

19. Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Grant Agreement to be effective as of             , 2012.

Constellation Energy Partners LLC		Grantee

By:		By:
	Name:		Name:
	Title:		Title:

Annex A

Performance Metrics

Performance Level	Payout %	Natural Gas Production (weighted 50%)	Oil/NGL Production (weighted 50%)
Maximum	200%	at least 15.2 bcf	at least 192 mbbls

Target	100%	from 11.4 bcf to 14.0 bcf*	from 144 mbbls to 176 mbbls*

Threshold	50%	at least 10.2 bcf	at least 128 mbbls

*	Achievement of the Performance Metric anywhere within this range will result in a payout of 100% of the Cash Value, with a linear interpolation between the Threshold performance level and the low end of the Target range performance level and between the high end of the Target range performance level and the Maximum performance level, respectively.

APPENDIX A

CONSTELLATION ENERGY PARTNERS LLC

2009 OMNIBUS INCENTIVE COMPENSATION PLAN